Press release dated November 9, 2006
EX-99.1

BLASTGARD INTERNATIONAL, INC. APPOINTS L. PAUL BREMER, III, FORMER PRESIDENTIAL ENVOY TO IRAQ / ADMINISTRATOR OF THE COALITION PROVISIONAL AUTHORITYTO ITS BOARD OF DIRECTORS

New York, NY & Tampa, FL – November 9, 2006 – BlastGard International, Inc. (OTCBB: BLGA) has appointed L. Paul Bremer, III, former Presidential Envoy to Iraq / Administrator of the Coalition Provisional Authority, to its Board of Directors.

Ambassador L. Paul Bremer, III served as Presidential Envoy to Iraq from May 2003 until June 2004.  Prior to his assignment to Iraq, Ambassador Bremer had been Chairman and Chief Executive Officer of Marsh Crisis Consulting Company and from 1989 to 2000, he was Managing Director of Kissinger Associates.  Ambassador Bremer was a director of Air Products and Chemicals, Inc., Akzo Nobel NV, Vivid Technologies, Conner Peripherals, the Harvard Business School Club of New York and The Netherland-America Foundation. He served as a Trustee of the Economic Club of New York and on the International Advisory Boards of two Japanese firms, Komatsu and Chugai Pharmaceuticals.

Ambassador Bremer’s 23-year career in the State Department included service at the Embassies in Afghanistan, Malawi and Norway. From 1983 to 1986 he served as American Ambassador to the Netherlands.  Ambassador Bremer was Ambassador at Large for Counter Terrorism until 1989.  In September 1999, the Speaker of the House of Representatives appointed him Chairman of the bipartisan National Commission on Terrorism. In June 2002, President Bush appointed Ambassador Bremer to the President’s Homeland Security Advisory Council. He has also served on the National Academy of Science Commission examining the role of science and technology in countering terrorism and chaired a Heritage Foundation study, “Defending the Homeland”.

Ambassador Bremer is the Founder and President of the Lincoln/Douglass Scholarship Foundation, a Washington-based non-profit organization that provides high school scholarships to inner city youths. Ambassador Bremer received his B.A. from Yale University, a CEP from the Institut D’Etudes Politiques of the University of Paris, and an MBA from Harvard Graduate School of Business Administration. He has an Honorary Doctor of Law degree from Ave Maria University. His languages are French, Dutch, and Norwegian.

Ambassador Bremer has received numerous awards for his public service. On December 14, 2004, President Bush awarded him the Presidential Medal of Freedom, the nation’s highest civilian award, for his service in Iraq. He was also presented with the Department of Defense award for Distinguished Public Service and the Nixon Library honored him with the "Victory of Freedom Award" for "demonstrating leadership and working towards peace and freedom." During his time in government, Ambassador Bremer received the State Department Superior Honor Award, two Presidential Meritorious Service Awards and the Distinguished Honor Award from the Secretary of State.

BlastGard has also entered into a strategic business agreement with two of our Board members, namely Arnold I. Burns and L. Paul Bremer. Mr Burns and Mr. Bremer will provide services as advisors to the Company based on business planning issues, such as Department of Defense (DoD) budget trends, acquisition policies, service priorities, changes in war fighting doctrines, and future program opportunities within the U.S. Government.

“It is an honor to have on our Board of Directors a man of Paul Bremers’ stature, expertise and experience in crisis management, terrorism and homeland security,” said BlastGard Chairman and Chief Executive Officer James Gordon.  “Mr. Bremer’s experience in examining science and technology in countering terrorism further validates the recent recognition we received from the Department of Homeland Security as an anti-terrorism technology.”

Mr. Bremer commented: “I am excited to be working with BlastGard’s management team and my fellow Board member, Arnie Burns, in getting this technology introduced to key decision makers. Given the dangerous times we live in, it is essential we do all we can to help protect the public and our military from terrorist attacks. This is the kind of innovative technology that will help protect our citizens against terrorism, our troops from improvised explosive devices (IED’s) in Iraq and Afghanistan, secure military ordinance from sympathetic detonation and play a vital near-future role in the protection of governmental commercial and residential property.”

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11, 2001 acts and the subsequent development of Homeland Security make the timing of the Company's emergence even more important. The Company's core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. BlastWrap® is based upon well-defined principles and suppresses blast pressures by 50% or more. BlastWrap® products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against Blast & Fire/burn threats. BlastWrap® is a blast mitigation assembly that can be wrapped around or conform to any shape. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

''Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:
BlastGard International, Inc.
Michael J. Gordon
(727) 592-9400